Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Andrea Electronics Corporation and Subsidiaries (the “Company”) on Form S-3 (333-114245, 333-69248, 333-51424, 33-83173, 333-61115), and Form S-8 (333-82738, 333-31946, 333-82375, 333-52129, 333-45421, 333-38609, 333-35687, 033-84092, 333-14385) of our report dated March 8, 2006 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2005 and 2004 and for the years then ended, which report is included in this Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Marcum and Kliegman LLP

Marcum and Kliegman LLP

Melville, New York

March 30, 2006